UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[ ] Check this box if no longer                  OMB APROVAL
    subject to Section 16. Form 4 or Form        OMB NUMBER:  3235-0287
    5 obligations may continue.                  Expires: September 30, 1998
    See Instruction 1(b).                        Estimated average burden
                                                 hours per response........0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

     Curran                         Raymond                         M.
-----------------------------------------------------------------------------
     (Last)                         (First)                      (Middle)

     150 North Michigan Avenue
-----------------------------------------------------------------------------
                                   (Street)

     Chicago                           IL                          60601-7568
-----------------------------------------------------------------------------
     (City)                         (State)                           (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Smurfit-Stone Container Corporation; ("SSCC")
-----------------------------------------------------------------------------

3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


-----------------------------------------------------------------------------


4.   Statement for Month/Year

     December, 1998
-----------------------------------------------------------------------------


5.   If Amendment, Date of Original (Month/Day/Year)


-----------------------------------------------------------------------------



6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

     x Director                                          10% Owner
    ---                                               ---

     x Officer (give title below)                        Other (specify below)
    ---                                               ---
    Executive Vice President and Deputy Chief Executive Officer
----------------------------------------------------------------------------


7.   Individual or Joint/Group Filing (Check Applicable Line)

 X      Form filed by One Reporting Person
----

        Form filed by More than One Reporting Person
----


Table I -- Non-Derivative Securities Acquired, Disposed of, or
           Beneficially Owned


1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership      7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct      Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-        Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)        Ownership
                             (Month/                                                                   (Instr. 4)        (Instr. 4)
                             Day/                         (A) or
                             Year)    Code    V    Amount   (D)    Price
------------------------- ---------   ----   ---   -------  --- ---------  --------------------     --------------    -------------





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                                        (Over)
                                                               SEC 1474 (7-96)

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of                   2. Conversion or   3. Transaction Date   4. Transaction  5. Number of      6. Date Exercisable and
    Derivative                    Exercise Price     (Month/Day/Year)      Code            Derivative        Expiration Date
    Security                      of Derivative                            (Instr. 8)      Securities        (Month/Day/Year)
    (Instr. 3)                    Security                                                 Acquired (A)
                                                                                           or Disposed of
                                                                                           (D) (Instr. 3,
                                                                                           4 and 5)
                                                                                                               Date       Expiration
                                                                          Code  V          (A)   (D)        Exercisable      Date
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase                 $12.8125              12/29/98         A*1             910,000                *2         12/29/08




1.  Title of                   7. Title and Amount of            8. Price of      9. Number of     10. Ownership    11. Nature of
    Derivative                    Underlying Securities             Derivative       derivative        Form of          Indirect
    Security                      (Instr. 3 and 4)                  Security         Securities        Derivative       Beneficial
    (Instr. 3)                                                      (Instr. 5)       Beneficially      Security:        Ownership
                                                        Amount                       Owned at End      Direct (D)       (Instr. 4)
                                                        or                           of Month          or Indirect
                                                        Number                       (Instr. 4)        (I)
                                                        of                                             (Instr. 4)
                                   Title                Shares
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase                Common Stock          910,000                       1,000,000            D





Explanation of Responses:

*1 Options granted pursuant to Smurfit-Stone Container Corporation 1998 Long Term Incentive Plan.
*2 The option vests on the eighth anniversary of the grant date, subject to acceleration of up to one-third of the shares in any year in which certain pre-determined stock price levels are attained.



                                                            1-8-99
-------------------------------                    ------------------------
**Signature of Reporting Person                              Date


Craig A. Hunt, Attorney-in-fact for
Raymond M. Curran


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                        Page 2
                                                               SEC 1474 (7-96)